UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 1, 2006

CONCENTRA OPERATING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-15699	75-2822620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5080 Spectrum Drive Suite 1200 - West Tower Addison, Texas		75001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 364-8000

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Sale of First Notice Systems, Inc. On November 1, 2006, Concentra Operating Corporation (the “Company”), Concentra Integrated Services, Inc. (“CISI”), a wholly-owned subsidiary of the Company, and First Notice Systems, Inc. (“FNS”), a wholly-owned subsidiary of CISI, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with The Innovation Group plc, a company registered in England (“The Innovation Group”), and TiG Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of The Innovation Group (“Buyer”), pursuant to which Buyer will acquire all the outstanding capital stock of FNS from CISI for $50 million in cash (the “Sale”). The Innovation Group will fund the purchase price for the Sale with the net proceeds of an underwritten rights issue (the “Equity Offering”).

Consummation of the Sale is subject to various conditions, including, among others, the approval of the Sale and the Equity Offering by the shareholders of The Innovation Group, the approval of the Company’s senior lenders, and the absence of certain legal impediments.

The Purchase Agreement contains customary representations, warranties, and covenants of the parties including covenants pertaining to the operation of FNS’ business between execution of the Purchase Agreement and the closing of the Sale and the covenant of The Innovation Group to use its reasonable best efforts to complete the Equity Offering on or prior to December 29, 2006. The Company has also agreed to guarantee CISI’s obligations under the Purchase Agreement.

The Purchase Agreement contains termination rights including the right of either CISI or Buyer to terminate if the Equity Offering is not consummated by December 29, 2006 or results in net proceeds of less than $50 million. If the Purchase Agreement is terminated due to the failure to obtain the approval of the Sale and Equity Offering by the shareholders of The Innovation Group by November 30, 2006 or if the Equity Offering is not consummated by December 29, 2006 or results in net proceeds of less than $50 million, then Buyer will pay CISI a termination fee of $500,000.

In connection with the execution of the Purchase Agreement the parties entered into ancillary agreements to be effective as of the closing of the Sale, including an agreement pursuant to which the Company and its subsidiaries will not, among other things, compete against FNS, an agreement pursuant to which the Company will provide Buyer with certain transitional services, and an agreement relating to the provision by FNS of certain inbound and outbound call services to the Company.

Amendment to Senior Credit Facility. In connection with the Purchase Agreement, the Company entered into a First Amendment to the Credit Agreement dated as of November 1, 2006 (the “Amendment”). The Amendment amends the terms of that certain Credit Agreement dated as of September 30, 2005, among the Company, Concentra Inc., the parent corporation of the Company, the several Lenders from time to time parties thereto, JPMorgan Chase Bank, NA, as Administrative Agent, General Electric Capital Corporation, as Documentation Agent, and Citicorp North America, Inc. and Credit Suisse First Boston, as Co-Syndication Agents, to, among other things, consent to the consummation of the Sale pursuant to the Purchase Agreement.

The foregoing descriptions of the Purchase Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Amendment, as applicable.

Item 7.01 Regulation FD Disclosure.

On November 2, 2006, the Company issued a press release announcing the signing of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

Limitation on Incorporation by Reference.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K under Item 7.01 (Regulation FD Disclosure), including exhibits hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated November 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCENTRA OPERATING CORPORATION (Registrant)

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date:     November 2, 2006

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release dated November 2, 2006.